EXHIBIT 7.04

SUBORDINATION OF MANAGEMENT FEES

August 8, 2007

McCarthy Group, LLC

First National Tower

1601 Dodge Street, Suite 3800

Omaha, NE 68124

Attn.:  Dana C. Bradford

Re:          Southwest Value Partners Fund XIV, LLC

Ladies and Gentlemen:

Reference is hereby made to the Promissory Note dated as of the date hereof (as the same may be amended, supplemented, renewed, extended, replaced  or otherwise restated from time to time, the “Note”), given by Southwest Value Partners Fund XIV, LP, a Delaware limited partnership (the “Borrower”) to McCarthy Group, LLC (the “Lender”).  All capitalized terms used herein without definition shall have the meanings given to such terms in the Note.

The Borrower and SWVP Fund XIV GP, LLC, a Delaware limited liability company acting as general partner of the Borrower (the “General Partner”), hereby agree as follows in favor of the Lender:

1.             Each of the Borrower and the General Partner hereby covenants and agrees that the General Partner’s right to any and all Fund Management Fees (as defined in the LP Agreement) payable pursuant to the Borrower’s Limited Partnership Agreement, dated as of January 24, 2007 and amended by that certain amendment on May 1, 2007 (the “LP Agreement”), shall be subject and subordinate in right of payment, in accordance with the provisions of this letter agreement (as same may be amended, supplemented, renewed, extended, replaced or restated from time to time, this “Subordination Agreement”), to the prior payment in full in cash of all amounts due and payable under the Note (the “Obligations”) at such time so that no payment thereof is made or received if an Event of Default (as defined in the Note) exists or would exist after giving effect thereto; provided that so long as no Event of Default has occurred and is continuing or would exist after giving effect thereto, the Borrower shall be permitted to pay and the General Partner shall be entitled to receive the Fund Management Fee.

2.             In the event that, notwithstanding the provisions of this Subordination Agreement, the General Partner shall have received any payment of any Fund Management Fee from the Borrower at any time when such payment is prohibited under this Subordination Agreement, then and in any such event, such payment shall be received and held in trust for the benefit of the Lender and shall forthwith be paid over or delivered (duly endorsed, if appropriate) to the Lender, to the extent necessary to pay all of the Obligations in full in cash.

3.             Nothing contained in this Subordination Agreement is intended to or shall impair, as between the Borrower and the General Partner, any obligations of the Borrower to pay the Fund Management Fee as and when the same shall become due and payable under the LP Agreement.  Any Fund Management Fee which is not paid to the General Partner due to the occurrence of an Event of Default shall continue to accrue and upon the cure of any such Event of Default or the termination of this Subordination Agreement pursuant to Section 10 hereof, shall be due and payable in full by Borrower to the General Partner.

4.             This Subordination Agreement shall be binding upon the Borrower and the General Partner and their respective successors and assigns and shall inure to the benefit of and be enforceable by the Borrower; this Subordination Agreement shall also inure to the benefit of and be enforceable by the Lender and its successors and assigns.  Each of the Borrower and the General Partner represents and warrants to the Lender that (i) it has the power and authority to enter into and perform its obligations under this Subordination Agreement, (ii) its entering into and performing its obligations under this Subordination Agreement have been duly authorized by all necessary action, and (iii) this Subordination Agreement constitutes the legal, valid and binding obligation of such party and is enforceable against such party in accordance with its terms.

5.             This Subordination Agreement shall be governed by and construed and enforced in accordance with the laws of (i) the United States of America, and (ii) to the extent not preempted by the laws of the United States of America, the laws of the State of Nebraska without giving effect to the conflicts of law principles thereof.

6.             This Subordination Agreement may not be amended or terminated, nor may any provision hereof be waived, orally, by course of dealing or otherwise, except in a writing executed and delivered by the Borrower, the General Partner and the Lender.

7.             This Subordination Agreement may be executed in separate counterparts (telecopy of any executed signature page hereof having the same effect as manual delivery of a signed counterpart hereof), each of which shall constitute an original, but all of which, when taken together, shall constitute but one Agreement.

8.             EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.             This Subordination Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof.

10.           This Subordination Agreement shall terminate on the date on which all Obligations shall have been fully paid in cash.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Subordination Agreement as of the date first above written.

SOUTHWEST VALUE PARTNERS FUND XIV, LP

By:	SWVP FUND XIV GP, LLC
Its:	General Partner

	By:	Southwest Value Partners, LLC
	Its:	Sole Member and Manager

		By:	SWVP XIV, LLC
		Its:	Manager

	By:	/s/ Mark A. Schlossberg
Mark A. Schlossberg, President

SWVP FUND XIV GP, LLC, a Delaware limited liability company

	By:	Southwest Value Partners, LLC
	Its:	Sole Member and Manager

		By:	SWVP XIV, LLC
		Its:	Manager

	By:	/s/ Mark A. Schlossberg
Mark A. Schlossberg, President

ACCEPTED AND AGREED TO BY:

McCarthy Group, LLC,
a Delaware limited liability company

By:	/s/ Michael R. McCarthy
Michael R. McCarthy, Chairman